AFBI Selected Data COMPANY HIGHLIGHTS $912.5 million in assets $721.0 million in loans $730.3 million in deposits 5.27% growth in assets 8.5% growth in deposits $122.3 million in equity As of 2025 Q1 2025

AFBI Selected Data COMPANY HIGHLIGHTS $2.0 million in adjusted Q1 2025 earnings (1) $1.8 million in Q1 2025 earnings $0.29 diluted EPS (1) See Non-GAAP Reconciliation $0.30 adjusted diluted EPS (1) Return on Assets 0.83% Return on Equity 5.68%

AFBI Selected Data Operating income and Adjusted diluted earnings per share (1) Quarter ended March 31, 2025 Quarter ended March 31, 2024 Net Income (GAAP) $1,831 $1,335 ESOP Expense related to dividend 211 - Merger-related expenses - 50 Income tax expenses (46) (11) Operating net income $1,996 $1,374 Weighted Average Diluted Shares 6,548 6,524 Adjusted diluted earnings per share $0.30 $0.21 (in thousands, including shares, except for adjusted diluted earnings per share) (1) See Non-GAAP Reconciliation

AFBI Selected Data Tangible Book Value Calculation (1) Tangible Equity Shares Outstanding Tangible Book Value Ending balance December 31, 2024 $110,940 6,410 $17.30 Effect of goodwill and other intangibles 48 AOCI Change 634 Net Income (GAAP) 1,831 Dividend (8,801) Common Stock Repurchase (1,181) Stock options exercised 59 Unearned ESOP change 74 Stock Compensation, net of taxes 548 Ending balance March 31, 2025 $104,152 6,351 $16.40 (in thousands, including shares, except for tangible book value) (1) See Non-GAAP Reconciliation

AFBI Selected Data Loan Composition as of March 31, 2025

AFBI Selected Data Deposit Composition as of March 31, 2025

AFBI Share Information

AFFINITY BANCSHARES INC.®

NON-GAAP RECONCILIATION

Non-GAAP Reconciliation	For the Three Months Ended March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Operating net income reconciliation					
Net income (GAAP)	$ 1,831	$ 1,345	$ 1,730	$ 1,031	$ 1,335
Net loss on securities available for sale	—	385	—	—	—
ESOP Compensation expense related to dividend	211	—	—	—	—
Merger-related expenses	—	119	196	939	50
Income tax expense	(46)	(111)	(43)	(207)	(11)
Operating net income	$ 1,996	$ 1,738	$ 1,883	$ 1,763	$ 1,374
Weighted average diluted shares	6,547,817	6,620,602	6,611,468	6,546,382	6,524,332
Adjusted diluted earnings per share	$ 0.30	$ 0.26	$ 0.29	$ 0.27	$ 0.21
Tangible book value per common share reconciliation					
Book Value per common share (GAAP)	$ 19.25	$ 20.14	$ 20.02	$ 19.49	$ 19.21
Effect of goodwill and other intangibles	(2.85)	(2.84)	(2.84)	(2.85)	(2.85)
Tangible book value per common share	$ 16.40	$ 17.30	$ 17.18	$ 16.64	$ 16.36
Tangible equity to tangible assets reconciliation					
Equity to assets (GAAP)	13.40%	14.90%	14.61%	14.32%	14.18%
Effect of goodwill and other intangibles	(1.75)%	(1.81)%	(1.81)%	(1.83)%	(1.85)%
Tangible equity to tangible assets (1)	11.65%	13.08%	12.80%	12.49%	12.33%

(1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.

NEWTON FEDERAL® AFFINITY BANK FITNESS BANK